Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Dale Parker, Interim Chief Executive Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter 2015 Financial Results

•	First quarter product gross margin was 56 percent, up nearly 20 percentage points from the prior year period product gross margin of 37 percent
•	Operating expenses of $4.5 million were down approximately 35 percent from the same period in the prior year
•	The first quarter operating loss of $1.2 million was a 69 percent improvement from an operating loss of $3.8 million from the same period in the prior year

Saint Paul, Minn., May 14, 2015 — Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its first quarter ended March 31, 2015.

First Quarter Results:

Image Sensing’s 2015 and 2014 first quarter revenue was $4.3 million. Revenue from royalties was $2.0 million in the 2015 first quarter, compared to $2.4 million in the first quarter of 2014. Product sales increased to $2.3 million in the quarter, a 23 percent increase from $1.9 million in the first quarter of 2014.

First quarter revenue included $1.1 million of worldwide sales for Autoscope® License Plate Recognition (LPR) products, compared to $1.1 million in the prior year period. Autoscope Video product sales and royalties were $150,000 and $2.0 million, respectively and Autoscope Radar product sales were $1.1 million in the first quarter of 2015. Product sales gross margin for the first quarter of 2015 was 56 percent, an increase of 20 percentage points from the gross margin of 37 percent from the same period in the prior year.

The Company’s net loss in the 2015 first quarter was $1.2 million, or $(0.23) per basic share, compared to a net loss of $3.8 million, or $(0.76) per basic share, in the first quarter of 2014. The first quarter 2015 net loss includes operating expenses of $4.5 million, which is a $2.4 million decrease from the first quarter of 2014. Included in the 2015 first quarter operating expenses are $119,000 of expenses related restructuring charges, a decrease of 74 percent compared to the $460,000 of charges incurred during the same period in the prior year.

“We are pleased with the momentum in the first quarter and believe that it provides a springboard as we enter the higher activity period of the year’” said Dale Parker, Image Sensing Systems’ interim chief executive officer. “Last year we were focused on positioning Image Sensing for success and those efforts have started to payoff. During the first quarter, we saw improvement in our gross margins, despite it being our seasonally low volume quarter. We also saw significant reductions in our operating expense base. In 2015, we are focused on managing profitable growth and net earnings. We are pleased with the results to date. We expect accelerated activity in our international business and are well positioned for growth as we enter the second quarter. As we progress further into 2015, we expect this growth to accelerate as we return the company to profitability.”

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets, depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

On a non-GAAP basis, excluding intangible asset amortization, depreciation, costs of the investigation, and restructuring charges for the applicable periods, net operating loss for the first quarter of 2015 was $563,000 compared to a net operating loss of $2.6 million in the first quarter of 2014.

“We are pleased with our ongoing cost reduction initiatives and have significantly reduced our break-even point,” said Parker. “At the same time we are committed to growing revenue.”

First Quarter Conference Call and Replay

Image Sensing System’s first quarter earnings conference call will start at 3:45 p.m. Central Time today. To participate, dial 888-576-4387 and reference conference ID 6509298. Please dial in at least 10 minutes prior to the call. A replay of the first quarter conference call will be available beginning at 6:45 p.m. Central Time today and is available until 6:45 p.m. Central Time on May 19, 2015. To listen to the replay, dial 888-203-1112 and provide the access code: 6509298.

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS), security, police and parking professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including LPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed in March 2015.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Periods Ended March 31,
	2015	2014
Revenue
Royalties	$2,011	$2,424
Product sales	2,328	1,898
	4,339	4,322
Cost of revenue	1,019	1,205
Gross profit	3,320	3,117

Operating expenses
Selling, marketing and product support	1,415	2,720
General and administrative	1,478	1,372
Research and development	1,077	1,816
Amortization of intangible assets	381	389
Restructuring charges	119	460
Investigation matter	—	116
	4,470	6,873
Loss from operations	(1,150)	(3,756)
Other	(1)	(1)
Loss before income taxes	(1,151)	(3,757)
Income tax expense	16	—
Net loss	$(1,167)	$(3,757)

Basic net loss per share	$(0.23)	$(0.76)
Diluted net loss per share	$(0.23)	$(0.76)

Weighted shares – basic	4,999	4,976
Weighted shares – diluted	4,999	4,976

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$884	$2,656
Receivables, net	4,525	4,219
Inventories	1,980	2,234
Other current assets	641	871
	8,030	9,980
Property and equipment, net	785	861
Intangible assets, net	3,570	3,987
Deferred taxes	59	62
	$12,444	$14,890
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,707	$3,315
Warranty and other current liabilities	1,821	2,312
Accrued compensation	604	687
	5,132	6,314
Deferred taxes and other long-term liabilities	261	256
Shareholders’ equity	7,051	8,320
	$12,444	$14,890

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Three-Month Periods Ended March 31,
	2015	2014
Operating activities
Net loss	$(1,167)	$(3,757)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Depreciation and amortization	468	542
Stock option expense	75	87
Changes in operating assets and liabilities	(988)	(107)
Net cash used in operating activities	(1,612)	(3,235)

Investing activities
Purchases of property and equipment, net of disposals	(28)	(81)
Sales of investments, net	—	2,639
Net cash provided by investing activities	(28)	2,558

Effect of exchange rate changes on cash	(132)	43

Decrease in cash and cash equivalents	(1,772)	(634)
Cash and cash equivalents, beginning of year	2,656	3,564
Cash and cash equivalents, end of year	$884	$2,930

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Image Sensing Systems, Inc.
Non-GAAP Loss from Operations
(in thousands)
(unaudited)

We define Non-GAAP Loss from Operations as loss from operations before amortization of intangible assets, depreciation, investigation matter expense, and restructuring charges for the applicable periods. Management believes Non-GAAP Loss from Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Loss from Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Loss from Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2015	2014
Loss from operations	$(1,150)	$(3,756)
Amortization of intangible assets	381	389
Depreciation	87	153
Restructuring charges	119	460
Investigation matter	—	116
Non-GAAP loss from operations	$(563)	$(2,638)

Note – Our calculation of Non-GAAP Loss from Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.